Exhibit 6

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13D (including amendments thereto) with respect to the common shares, no par value, of Diversinet Corp., and that this Agreement be included as an Exhibit to such joint filing.

This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 23rd day of December, 2004.

          James B. Wigdale, Jr.

James B. Wigdale, Jr.

Lakefront Partners, LLC

By:     James B. Wigdale, Jr.

James B. Wigdale, Jr.

Sole member of the Manager,

Lakefront Capital Management, LLC

MW900527_1.DOC

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